Rule 424(b)(3)
                                                      Reg. Statement No. 333-415


                                   PROSPECTUS



                        NORTHERN STATES POWER COMPANY
                          (A MINNESOTA CORPORATION)
                DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                                 COMMON STOCK
                              ($2.50 PAR VALUE)

The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Northern States Power Company (the "Company") provides the Company's common and preferred shareholders, employees and customers with a convenient method of purchasing shares of the Company's common stock ($2.50 par value) ("Common Stock") without payment of any brokerage commission or service charge. In addition, other individuals of legal age who reside in Minnesota, North Dakota, South Dakota, Wisconsin or Michigan may become shareholders of record of the Company's Common Stock concurrent with enrollment in the Plan with a minimum initial investment of $100. Participants may purchase additional shares of Common Stock by reinvesting dividends and/or making cash payments. Employees of the Company may participate through payroll deduction.

Beneficial owners of the Company's common or preferred stock held by brokers and other custodial institutions may participate in the Plan if such brokers and other custodial institutions holding their stock have established procedures which permit their customers to participate in the Plan if they so desire. Individuals who are not shareholders, employees or customers of the Company and who do not reside in Minnesota, North Dakota, South Dakota, Wisconsin or Michigan may participate only after becoming a shareholder of record through the purchase of common or preferred stock of the Company through an independent broker.

The shares purchased under the Plan may be new issue Common Stock or Common Stock purchased on the open market. New issue Common Stock will be purchased from the Company at the current market price on the investment date. The price of Common Stock purchased on the market will be the weighted average price at which shares are actually purchased.

A complete description of the Plan begins on Page 3.

PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS FEBRUARY 22, 1996



                            AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information on file can be inspected and copied at the public reference offices of the Commission currently at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the offices of the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which exchanges the Company's Common Stock is listed.

                    INFORMATION INCORPORATED BY REFERENCE

The following documents, as filed by the Company with the Securities and Exchange Commission, are incorporated herein by reference: (i) Form 10-K Annual Report of the Company for the year ended December 31, 1994, (ii) Form 10-Q Quarterly Reports of the Company for the quarters ended March 31, 1995, June 30, 1995 (and Amendments thereto (on Form 10-Q/A) dated August 4, 1995 and August 7, 1995) and September 30, 1995 (and Amendment thereto (on Form 10-Q/A) dated January 4, 1996) and (iii) the Company's Current Reports on Form 8-K dated January 30, 1995, February 28, 1995, April 28, 1995, June 27, 1995, June 28, 1995, September 1, 1995, September 13, 1995 and January 18, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company periodically will include with its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q an Exhibit containing a description of its Common Stock.


The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Written or telephone requests for such copies should be directed to the Corporate Secretary, Northern States Power Company, 414 Nicollet Mall, Minneapolis, Minnesota 55401 (612-330-5500).



                                 THE COMPANY

The Company was incorporated in 1909 under the laws of Minnesota. Its executive offices are located at 414 Nicollet Mall, Minneapolis, Minnesota 55401 (Phone 612-330-5500). The Company's subsidiaries include Northern States Power Company, an operating public utility incorporated in Wisconsin ("NSP-Wisconsin"), NRG Energy, Inc. ("NRG"), a Delaware corporation, and Viking Gas Transmission Company, a Delaware corporation ("Viking"). The Company and its subsidiaries collectively are referred to herein as NSP.

NSP is predominantly an operating public utility engaged in the generation, transmission and distribution of electricity throughout a 49,000 square mile service area and the distribution of natural gas in approximately 148 communities within this area. Viking is a regulated natural gas transmission company that operates a 500-mile interstate natural gas pipeline. NRG is primarily engaged in managing several of NSP's non-regulated energy subsidiaries.

The Company serves customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin serves customers in Wisconsin and Michigan. Of the approximately three million people served by the Company and NSP-Wisconsin, the majority are concentrated in the Minneapolis-St. Paul Metropolitan Area.

In 1994, about 61 percent of NSP's electric retail revenue was derived from sales in the Minneapolis-St. Paul Metropolitan Area and about 56 percent of gas revenues came from sales in the St. Paul area. NSP's electric generation for 1994 was provided for by coal (59%), nuclear (36%), and renewable and other fuels (5%). NSP currently operates three nuclear units that were placed in service in 1971, 1973 and 1974. NSP has no additional nuclear units under construction.

                               PROPOSED MERGER

The Company, Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), Northern Power Wisconsin Corp., a Wisconsin corporation and wholly-owned subsidiary of the Company ("New NSP"), and WEC Sub Corp., a Wisconsin corporation and wholly-owned subsidiary of WEC ("WEC Sub"), have entered into an Agreement and Plan of Merger, dated as of April 28, 1995 and as amended and restated as of July 26, 1995 (the "Merger Agreement"), which provides for a strategic business combination involving NSP and WEC in a "merger-of-equals" transaction (the "Transaction"). The Transaction, which was unanimously approved by the Boards of Directors of the constituent companies and approved by the shareholders of both the Company and WEC, is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The Company is diligently pursuing such regulatory approvals and expects that all such regulatory approvals will be obtained no later than the end of 1996.

Additional information concerning the Transaction and the Merger Agreement, including pro forma combined financial information, is included in the Company's Proxy Statement dated August 7, 1995 (which is filed as an exhibit to the registration statement of which this Prospectus forms a part) and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 (and Amendments thereto (on Form 10-Q/A) dated August 4, 1995 and August 7, 1995) and September 30, 1995 (and Amendment thereto (on Form 10-Q/A) dated January 4, 1996) (collectively, the "Incorporated Documents") filed with the Commission and incorporated by reference into this Registration Statement.

In the Transaction, the holding company of the combined enterprise will be registered under the Public Utility Holding Company Act of 1935, as amended. The holding company will be named Primergy Corporation ("Primergy") and will be the parent company of both the Company (which, for regulatory reasons, will reincorporate in Wisconsin) and of WEC's present principal utility subsidiary, Wisconsin Electric Power Company ("WEPCO") which will be renamed "Wisconsin Energy Company." Upon consummation of the Transaction, NSP's common shareholders will receive 1.626 shares of Primergy common stock in exchange for each share of NSP common stock they own and the holders of NSP preferred stock will receive the same number of shares of preferred stock of new NSP, the reincorporated Wisconsin corporation. Following consummation of the Transaction, it is expected that WEC's Stock Plus Investment Plan will continue as the dividend reinvestment and stock purchase plan of Primergy. Former preferred and common shareholders of NSP will be able to participate in the Primergy dividend reinvestment and stock purchase plan with respect to the shares of New NSP preferred stock and Primergy common stock that they receive in the Transaction, and have their accounts under the Plan transferred to the Primergy dividend reinvestment and stock purchase plan.

The Transaction is subject to customary closing conditions, including, without limitation, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, all as more fully described in the Incorporated Documents.

Both the Company and WEC recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure, but will seek approval from the Commission to maintain such businesses. If divestiture is ultimately required, the Commission has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder value.

                           DESCRIPTION OF THE PLAN

The following is a summary of the provisions of the Plan:

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The purpose of the Plan is to provide the Company's shareholders, employees and customers with a convenient method of purchasing Common Stock of the Company and of systematically increasing ownership interest in the Company without payment of any brokerage commissions or service charges. The Plan also offers other individuals of legal age residing in Minnesota, North Dakota, South Dakota, Wisconsin or Michigan an opportunity to become shareholders of record of the Company by enrolling in the Plan.

1. HOW TO ENROLL
Eligible persons may join the Plan at any time by completing the appropriate authorization form and returning it to the Company. An authorization form may be obtained by sending a written request to Northern States Power Company, Shareholders Department, 414 Nicollet Mall, Minneapolis, Minnesota 55401, or by calling the Company at (612) 330-5560.

2. PARTICIPATION

If you are already a holder of record of Company stock or a beneficial owner of Company stock held by a broker or other custodial institution that has established procedures which permit their customers to participate in the Plan, you must complete the appropriate authorization form to become a participant in the Plan.


If you are already a participant under the Plan, you are not required to re-enroll. However, you must contact the Company's Shareholders Department to request any changes in participation.

If you are a customer or employee of the Company or an individual of legal age residing in Minnesota, North Dakota, South Dakota, Wisconsin or Michigan, you must make an initial investment of at least $100 and complete the appropriate authorization form to become a participant of the Plan. A maximum of $10,000 may be initially invested in the Plan.

3. HOW THE PLAN WORKS
Participants can reinvest dividends paid on full and fractional shares to acquire additional shares under the Plan. Participants also may make optional cash payments of a minimum of $25 per payment up to a $10,000 maximum per calendar quarter to purchase stock. Employees of the Company may authorize payroll deductions to purchase shares.

Shares purchased with reinvested dividends, optional cash payments and employee payroll deductions are held by the Plan until the Participant requests issuance of a share certificate. Dividends paid on shares held by the Plan will be automatically reinvested. Participants can also choose to reinvest all, a portion, or none of the dividends earned on their certificated shares of Common and/or Preferred stock.

No brokerage fees, commissions or service charges will be paid by participants in connection with the Plan. All administrative service fees will be borne by the Company. Participants with 25 or less shares credited to their Plan accounts can request termination and a sale of all Plan shares through the Company.

Full investment of funds will be made on behalf of each participant in the Plan. Fractions of shares, as well as full shares, are credited to participants' accounts. Regular Statements of Account will provide simplified record keeping.

Participants can deposit Common Stock certificates for shares acquired through the Plan or otherwise under the Share Deposit feature of the Plan.

4. HOW INVESTMENTS ARE MADE
Shares may come either from authorized but unissued Common Stock ("new issue Common Stock") or from purchases of Common Stock of the Company made on any securities exchange where the shares are traded in the over-the-counter market or in negotiated transactions. The Company will decide when the Plan will purchase new issue Common Stock or when Common Stock will be purchased on the open market. For open market purchases, First Trust National Association (the "NSP Agent") will act as purchasing agent. As of the date of this Prospectus, shares of Common Stock purchased for participants under the Plan are being purchased from the Company as new issue Common Stock. The Company will not change its determination to use new issue Common Stock or purchase shares on the open market more than once in any twelve-month period. Participants will be notified of any change in the source of shares.

Below are the various ways you can acquire shares:

DIVIDEND REINVESTMENT

       Dividends may be reinvested to purchase either new issue Common Stock or Common Stock on the open market. Common and/or Preferred stock dividends used to purchase new issue Common Stock will be invested on the 20th day of each dividend payment month, being: January, April, July, and October, if that date is a New York Stock Exchange trading day, or the first succeeding date the New York Stock Exchange is open for trading during those months. Common and/or Preferred stock dividends will normally be used by the NSP Agent to purchase Common Stock on the open market within 10 business days of the payment of a dividend, depending on market conditions. DIVIDENDS ON SHARES HELD BY THE PLAN WILL ALWAYS BE REINVESTED.

       Participants can authorize full or partial reinvestment of dividends on certificated shares. To change participation to allow receipt of a dividend from certificated shares in cash, instead of automatically reinvesting that dividend, the Company's Shareholders Department must receive a written request for such on or before the record date established for the particular dividend. If the request is received after the record date, the change will begin with the next dividend.

CASH INVESTMENT OPTION -- OPTIONAL CASH PAYMENTS


       Participants may, at any time, SEND CHECKS OR MONEY ORDERS ONLY (made payable in U.S. dollars drawn on a U.S. bank) to make cash investments in the Plan. Checks and money orders must be made PAYABLE TO "NSP AGENT". Participants may vary cash investments from a minimum of $25 per payment up to a maximum of $10,000 per calendar quarter.


       The Company will process all payments on the date they are received. Payments post-dated and received on or before that date will be accepted as of such date. Cash payments are invested monthly on the 10th day of each month, if that date is a New York Stock Exchange trading day, or the first succeeding date the New York Stock Exchange is open for trading. In order to be invested in a particular month, cash payments must be received on or before the seventh day of such month, or if the seventh day is not a business day, then on or before the first business day thereafter. Payments received after such seventh day of the month will be invested on the investment date in the next month. No interest will be paid on funds being held by the Company or the NSP Agent.


       Cash payments will be used to purchase either new issue Common Stock or Common Stock purchased on the open market, as determined by the Company. Cash payments used to purchase new issue Common Stock will be invested on the investment date each month. Cash payments used to purchase Common Stock on the open market will normally be purchased by the NSP Agent 10 business days after the last business day of the previous month.


       To be eligible for quarterly dividends on shares purchased with cash investments, cash payments MUST be received by the seventh day of February, March, May, June, August, September, November and December. Shares purchased with cash payments in January, April, July and October will not be eligible for that quarter's dividends.



       Participants can request a refund of the current month's cash payment by sending a written request to the Company's Shareholders Department. The request must be received at lease two business days prior to the investment date. Payments that are rejected by the Company will be refunded to participants as promptly as practicable.


PAYROLL DEDUCTION

       Employees who participate in the Plan may authorize payroll deductions to purchase shares under the Plan. Deductions may be made in addition to reinvestment of dividends and optional cash payments. The combined total of payroll deductions and optional cash payments may not exceed $10,000 in any calendar quarter. The minimum monthly payroll deduction is $25.

       Payroll Deduction forms can be obtained from the Company's
    Shareholders Department. Employees may change or terminate payroll deductions at any time by completing a new Payroll Deduction Authorization form. The commencement, change or termination will become effective as soon as practicable after receipt of the authorization form.

PRICE

       The price per share of new issue Common Stock will be the current market price of Common Stock as determined by the Company on the basis of the average of the closing prices of Common Stock as reported by The Wall Street Journal as New York Stock Exchange Composite Transactions on the five trading days prior to the applicable investment date.

       The price of shares purchased for the Plan on the open market will be the weighted average price at which Common Stock of the Company is actually purchased.

       The Company has no basis for estimating either the number of shares that will be purchased under the Plan or the prices at which shares will be purchased. Participants should be aware that since investment prices are determined as of specified dates, they may lose any advantages otherwise available from being able to select the timing of their investment.

5. STATEMENTS OF ACCOUNT
The Company will maintain an account for each Plan participant and will send Statements of Account to each participant as soon as practicable after each quarterly dividend reinvestment and each monthly cash investment. The Statements detail dividends, cash payments, number of shares, price per share, taxable dividend income and total number of accumulated shares. These Statements provide participants with records of their purchases and should be retained for tax purposes.

6. CERTIFICATES FOR SHARES
Normally, certificates for Plan shares are not issued to participants unless requested. Instead, the shares are credited to Plan accounts and are shown on the Statements of Account. This protects against loss, theft or destruction of stock certificates, and reduces the Company's administrative costs.

Participants can, however, request stock certificates for any number of full shares credited to their Plan accounts. There is no charge for this service. A written request must be made to the Company's Shareholders Department by completing the back side of the account correspondence stub attached to the Statements of Account or by submitting a written request. A separate request must be made for each certificate requested specifying the number of full shares to be issued. Requests are processed as soon as practicable after receipt. Generally, the certificates are issued within 10 business days after the Company receives the request. Any remaining full and fractional shares will continue to be credited to participants' accounts. Certificates for fractional shares will not be issued under any conditions.

The Company reserves the right to suspend its policy of issuing certificates, other than upon termination or partial withdrawal from the Plan, at any time.

REGISTRATION OF SHARE CERTIFICATES

       Certificates can be registered and issued in names other than participants' names subject to compliance with any applicable laws. To do this, participants must complete an "Assignment Separate from Certificate" form and return it to the Company's Shareholders Department. This form must bear the signature of the participant with the signature guaranteed by an eligible financial institution. Assignment forms can be obtained from the Company's Shareholders Department.

       If a participant wants shares issued or a transfer to be effective for a particular dividend payment, the appropriate form must be received at least five days before the record date established for that dividend.

       Shares credited to participants' accounts may not be pledged and may not be assigned, except to another Plan account. To pledge or assign shares, participants must make a written request for certificates to be issued.

DEPOSIT OF COMMON STOCK CERTIFICATES INTO THE PLAN

       Participants can deposit any certificates for Common Stock of the Company into the Plan, whether such certificates were issued under this Plan or otherwise, at no cost. To take advantage of this feature, participants must send certificates for Common Stock to the Company's Shareholders Department with a completed "Share Deposit Letter of Transmittal" form which can be obtained from the Company's Shareholders Department. Shares of Common Stock represented by such certificates are credited to the appropriate participant account under the Plan and dividends on these shares are automatically reinvested in the same manner as Plan shares. CERTIFICATES FOR PREFERRED STOCK OF THE COMPANY ARE NOT ELIGIBLE FOR DEPOSIT.

       The Company strongly recommends that registered or certified mail be used, along with adequate insurance, should participants choose to deposit certificates. However, the method used to submit certificates to the Company is at the option and risk of the participant. Participants should not endorse the certificates.

7. HOW TO MAKE A CHANGE IN PARTICIPATION
Any change in enrollment in the Plan or any change in the manner of participation in the Plan is considered a change in participation. For example, since dividends on Plan shares are always automatically reinvested, a request to issue a stock certificate to receive such dividends in cash is considered a change in participation. Participants may make this or any other change in participation by completing the appropriate information on the back side of the account correspondence stub attached to the Statements of Account or by sending a separate written request to the Company's Shareholders Department. The request must indicate the number of shares affected by any change and provide instructions on the new method of participation.

8. HOW TO TERMINATE PARTICIPATION
Participants may terminate participation at any time by submitting the appropriate information on the back side of the account correspondence stub attached to the Statements of Account or by submitting a separate written request to the Company's Shareholders Department.

When participants terminate participation or upon termination of the Plan by the Company, stock certificates for full shares credited to Plan accounts are issued and mailed directly to participants along with a check covering the value of any fractional shares. The fractional share check amount is based on the closing market price of the Company's Common Stock on the day before the day the termination request is processed. For income tax purposes, the amount of the fractional share check is taxable and is reported accordingly.

The request for termination will be processed as soon as practicable after receipt. A stock certificate for full shares and a check for the value of the fractional share will normally be mailed within 10 days after receipt of the request, unless the request is received during a dividend month, in which case the stock certificate and check for the value of the fractional share will be mailed by the end of the month. If the request to terminate is received by the 15th day of a dividend payment month, being: January, April, July and October, the dividend that would have been reinvested in the Plan will be paid directly to the terminating participant in cash as soon as practicable. Any cash payments waiting for investment will be returned as soon as practicable. Any subsequent dividends, if applicable, will be paid in cash.

To cancel payroll deductions, employees must complete a Payroll Deduction Authorization form. Forms can be obtained from the Company's Shareholders Department.

SELLING PLAN SHARES

       To terminate participation and sell Plan shares (except for participants wishing to terminate with 25 or less shares as explained below), participants must send a written request to the Company's Shareholders Department specifying that a stock certificate be issued and indicating the number of Plan shares to be issued in certificated form. Participants can then sell the certificated shares through a stockbroker or to another buyer.

       Participants wishing to terminate with 25 or less shares credited under the Plan may sell all, but not less than all, Plan shares through the Company, without the issuance of a certificate and without payment of a brokerage fee. Participants must submit a request for a sale of 25 or less shares by completing the information on the back side of the account correspondence stub attached to the Statements of Account or by submitting a separate written request to the Company's Shareholders Department. Unless the shares are needed to meet Plan requirements, the Company will place a sale order for such shares with a fiduciary institution selected by the Company within 10 days after receipt. In the event that shares being sold by terminating participants are needed to meet Plan requirements, those shares will be purchased by the Plan. In either case, the participant will receive the proceeds of the sale, less any backup withholding tax, within 10 days after the sale. The price of the Plan shares being sold will be the market price of the Common Stock of the Company on the day of the sale.

       After termination, previous participants can re-enroll in the Plan by completing the appropriate authorization form. However, the Company reserves the right to reject any enrollment forms from previous participants on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

9. OTHER INFORMATION

STOCK SPLITS

       Should the Company declare a stock split, the number of additional shares participants receive will be based on the number of shares in the Plan account. Additional full and fractional shares that result from a stock split will be credited to participants' Plan accounts. Stock split shares issued with respect to certificated shares held by participants will be mailed directly to the participants in the same manner as to shareholders who are not participating in the Plan.

VOTING AT THE ANNUAL MEETING OF SHAREHOLDERS

       The Company will vote the shares participating in the Plan (those certificated and those credited to a Plan account) in accordance with participants' signed proxies, or participants can vote in person at the annual meeting.

PROCEEDS FROM THE SALE OF NEW ISSUE COMMON STOCK

       Proceeds received from the sale of new issue Common Stock will be used for general corporate purposes.

COMPANY RESPONSIBILITY IN ADMINISTERING THE PLAN


       In administering the Plan, the Company is not liable for any good faith act or omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate participants' accounts upon death prior to receipt of notice in writing of such death; (b) with respect to the prices at which the shares are purchased or sold and the time such purchases or sales are made; or (c) as to the value of the shares acquired for participants; provided, however, that nothing herein shall be deemed to constitute a waiver of any rights a participant may have under applicable federal securities laws. The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan's operation.


       The Company will have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan nor will it have any duties or responsibilities except such as are expressly set forth herein.

       Participants should recognize that neither the Company nor the NSP Agent can assure them of a profit or protect them against a loss on shares purchased or sold by them under the Plan. The Company believes that its serving as administrator, rather than a registered broker-dealer or a federally insured banking institution, poses no material risks to participants.


COMPANY'S RIGHT TO TERMINATE THE PLAN

       While the Company expects to continue the Plan indefinitely, it reserves the right to suspend or terminate the Plan at any time. The Company reserves the right to terminate Plan accounts if participants are unwilling to abide by the rules and provisions of the Plan. It also reserves the right to make modifications to the Plan. Any such suspension, termination or modification will be announced to participants in advance.

10. FEDERAL INCOME TAX INFORMATION
THE INFORMATION SET FORTH BELOW IS ONLY A SUMMARY AND DOES NOT CLAIM TO BE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE DESCRIPTION MAY BE AFFECTED BY FUTURE LEGISLATION, IRS RULINGS AND REGULATIONS, OR COURT DECISIONS. ACCORDINGLY, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

What are the federal income tax consequences of participation in the Plan? For tax purposes, participants' reinvested dividends are treated in the same manner they would have been treated had the participants received them in cash on the applicable dividend payment date. In addition, brokerage commissions paid by the Company for participants if shares are acquired through open market transactions are treated as taxable dividend income and are reported accordingly.

Participants will not realize any taxable income when stock certificates for full shares are issued from Plan accounts. However, participants will realize gain or loss when the shares are sold either at their request through the Company or by them after certificates have been issued. The amount of the gain or loss is the difference between the amount the participant receives for the shares and the cost basis of the shares. In addition, terminating participants will realize gain or loss upon receipt of the check covering the value of the fractional share.

How will participants be notified of their taxable dividend income?
The Company will report the dividend income to participants and to the IRS on Form 1099-Div. The brokerage commission paid by the Company will be included as dividend income. When Plan accounts are terminated and shares are sold through the Company, the Company will also report the proceeds from the sale to terminated participants and to the IRS on Form 1099-B.

What is the federal tax basis of Plan shares?
The tax basis of participants' Plan shares acquired after 1985 is equal to their purchase price as indicated on the participants' statements.

The tax basis of participants' shares acquired under the Plan in calendar years 1982 through 1985 will depend on whether they excluded reinvested dividends up to $750 ($1,500 in the case of a joint return) per tax year under certain provisions of the Economic Recovery Tax Act of 1981. If participants excluded qualified dividends, the tax basis for the resulting shares will be zero. If participants did not exclude the dividends, the tax basis will be the purchase price as indicated on the participant's statements.

How does the Company invest and report dividends subject to federal backup withholding or foreign tax withholding?
The Company will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will purchase shares. The Statements sent to participants subject to tax withholding will not indicate the amount of tax withheld, but will show the net dividend reinvested by the Company. For IRS reporting purposes, the amount of the dividend withheld will be included in the dividend income of participants subject to backup withholding or foreign participants subject to foreign withholding.

11. EXPERTS
The financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (which reports express an unqualified opinion and include an explanatory paragraph referring to the Registrant's change in method of accounting for post retirement healthcare costs in 1993) have been audited by Deloitte & Touche, independent public accountants, as stated in their report included in such Form 10-K which is incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Wisconsin Energy Corporation for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

12. LEGAL OPINION
A legal opinion in connection with shares issued under the Plan was rendered by Chandra G. Houston, an attorney for the Company.

13. INDEMNIFICATION
The Company's Bylaws contain provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Statutes. The Company's Restated Articles of Incorporation also contain provisions limiting the liability of the Company's directors in certain instances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

14. ADDITIONAL INFORMATION
For further information and assistance, please write:

    Northern States Power Company
    Shareholders Department
    414 Nicollet Mall
    Minneapolis, MN 55401

or call: 330-5560 from the Minneapolis-St. Paul area; or 1-800-527-4677 toll-free from other locations.


              TABLE OF CONTENTS

                                          PAGE

Available Information                         2
Information Incorporated by Reference         2
The Company                                   3
Proposed Merger                               3
Description of the Plan                       4
 How to Enroll                                4
 Participation                                5
 How the Plan Works                           5
 How Investments are Made                     5
 Statements of Account                        7
 Certificates for Shares                      7
 How to Make a Change in Participation        8
 How to Terminate Participation               9
 Other Information                           10
 Federal Income Tax Information              11
 Experts                                     12
 Legal Opinion                               12
 Indemnification                             12
 Additional Information                      12


NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NO DEALER, BROKER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

                                  PROSPECTUS

                               NORTHERN STATES
                                POWER COMPANY
                          (A MINNESOTA CORPORATION)
                          Dividend Reinvestment and
                              Stock Purchase Plan